Exhibit 10.22

CASH MANAGEMENT AGREEMENT

This CASH MANAGEMENT AGREEMENT (the “Agreement”) is entered into as of January 1, 2003 by and between AF Services, Inc., a Delaware corporation (the “Manager”), and eCOST.com, Inc. a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company resells technology products; and

WHEREAS, the Company wishes to contract with a provider of financial management services, including cash management and administration service; and

WHEREAS, the Manager has the necessary personnel and expertise to perform cash management, administration, and other financial services, and the Company wishes to engage the Manager to provide such services to the Company; and

WHEREAS, the Manager desires to provide such cash management and administration services to the Company under the terms and conditions hereinafter set forth in exchange for the consideration hereinafter set forth;

NOW, THEREFORE, for and in consideration of the promises and the obligations undertaken by the parties pursuant hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Manager and the Company hereby agree as follows:

ARTICLE I

ENGAGEMENT OF MANAGER; DUTIES OF MANAGER

1.1	Engagement. The Company hereby retains Manager to provide certain cash management and administration services, and other financial services, to the Company.

1.2	Duties.

(a)	Manager. Manager hereby covenants and agrees that it shall, during the term of this Agreement, provide the cash management and administration services hereinafter specified, as well as all services related or ancillary thereto, and attend to such additional matters as are herein set forth. Manager shall provide such cash management and administration services, and shall dedicate such personnel and technology resources as may be required to fulfill the obligations of Manager hereunder and to keep the Company apprised of all such services so performed by Manager.

(b)	Company. The Company hereby covenants and agrees that it shall pay the Manager fees in accordance with the provisions of Article III. The Company further covenants and agrees that it shall provide the Manager with all documents and information necessary for Manager to perform all required services, and all obligations related or ancillary thereto, pursuant to this Agreement. To the extent required, the Company shall authorize the Manager to perform such actions as may be necessary for the performance of the services described herein.

1.3

Services Provided. The Services to be performed by Manager pursuant hereto are those set forth in Article II, plus such other cash management or financial services as may be agreed to from time to time by the parties. The Company retains the right to limit the scope and nature of the services provided by Manager hereunder. Limitation by the Company of the scope and nature of the Services to be performed by Manager, other than in connection with determining the Monthly Fee to be changed by Manager as set forth in section 3.1, shall not affect the compensation received by Manager hereunder.

1.4	Independent Contractors. The relationship of Manager and the Company established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; (ii) create the relationship of principal and agent between the parties; (iii) prevent Manager from entering into any other business; or (iv) allow Manager to create or assume obligations on behalf of or in the name of the Company. All financial and other obligations of Manager associated with Manager’s business are the sole responsibility of Manager.

ARTICLE II

SERVICES

2.1	Manager hereby agrees to perform cash management, administration, and related financial services for the Company concerning such funds, accounts, obligations and other financial arrangements of the Company as the Company may designate. Such services may include, but are not limited to: account administration; accounts payable; investment; loan administration; and record maintenance.

2.2	Account Administration Services. Manager shall administer such financial accounts as the Company shall designate. Such accounts shall be in the name of the Company, and Manager shall have authority to execute transactions consistent with the approval guidelines, instructions and best interests of the Company.

2.3	Investment Services. Manager shall invest funds of the Company in accordance with sound investment principles and consistent with any instructions received from the Company.

2.4	Loan Administration Services. Manager shall, consistent with the approval guidelines, instructions and best interests of the Company, administer loans, credit lines and other financing arrangements on behalf of the Company.

2.5	Record Maintenance Services. Manager shall create and maintain records of all transactions executed in performing services for the Company hereunder which are adequate to satisfy all credit, reporting, legal and other obligations of the Company.

ARTICLE III

FEES

3.1	Fees. In consideration of the Services and obligations to be performed by the Manager pursuant to this Agreement, the Company shall pay to the Manager a fee for services rendered, invoiced monthly (“Monthly Fee”), determined in accordance with the following procedures:

a)	Fees shall be determined for each six month period (“Fee Period”).

b)	The Company shall, not later than fifteen (15) days prior to the commencement of the next Fee Period, provide to the Manager all relevant information concerning the Company’s projected business and activities for said Fee Period in accordance with Schedule 1 hereto.

c)

Based on the information provided by the Company in accordance with Schedule 1, the Manager shall, not later than five (5) days after receipt of the information, quote the Company a monthly fee for the services and obligations to be performed by Manager under this Agreement during the next Fee Period (“Quote”). Unless rejected by the Company not later than three (3) days after receiving the Quote, the Quote shall become the Monthly Fee payable from the Company to the Manager the subsequent Fee Period.

d)	If the Company rejects the Quote within three (3) days of receipt, the parties hereby agree that they will in good faith negotiate a modification of the Quote and/or the services to be performed by Manager pursuant to this Agreement. If the parties reach an agreement, the agreed upon Quote shall become the Monthly Fee payable from the Company to the Manager for the agreed upon Services during the subsequent Fee Period.

e)	If the parties are unable, despite their good faith efforts, to reach an agreement concerning the Quote, the Agreement shall terminate thirty days (30) after the earlier of the close of the then-ending Fee Period or the date on which the Company elects to terminate the Agreement.

f)	The Monthly Fee for the then-ending Fee Period, or the appropriate pro rata portion thereof, shall apply during the period from the close of the then-ending Fee Period to the date of termination.

3.2	Extraordinary Expenses.

(a)

In addition, at the close of each Fee Period, the Company agrees to compensate the Manager for extraordinary costs or expenses reasonably incurred during the then-ending Fee Period as a result of any significant discrepancy between the information provided by the Company to the Manager in connection with determining the Monthly Fee for the then-ending Fee Period, and the actual experience of the Company and the Manager during said Fee Period (“Extraordinary Expenses”). The Manager shall, not later than ten (10) days prior to the close of a Fee Period, submit an accounting of Extraordinary Expenses incurred during the then-ending Fee Period. The Company shall review such asserted Extraordinary Expenses and compensate Manager for the portion of such Extraordinary Expenses that the Company agrees were reasonably incurred by Manager in performing services or obligations for the Company pursuant to this Agreement.

(b)	If the Manager disputes the amount of Extraordinary Expenses agreed to by the Company, Manager shall promptly bring any such dispute to the attention of the Company. Any dispute not timely raised shall be deemed waived. The Manager may resort to the dispute resolution procedures set forth herein to resolve such dispute, which shall be Manager’s sole remedy hereunder. A dispute as to the amount of Extraordinary Expenses shall not relieve the Company of its obligation to pay timely the agreed upon amount within thirty (30) days of the date of the relevant invoice, in accordance with Section 3.3.

3.3	Invoicing. The Manager shall invoice the Company for services rendered on a monthly basis. The invoice for the sixth month of any Fee Period shall include any Extraordinary Expenses agreed to by the parties, as provided in section 3.2(a). The Manager's invoices shall be due and payable by the Company not later than thirty (30) days after the date of invoice.

3.4	All payments by the Company required under this Section shall be made by electronic funds transfer or other mutually acceptable means.

ARTICLE IV

PERFORMANCE

4.1

Performance Standard. Manager shall perform the services to be rendered by Manager pursuant to this Agreement in a competent and timely fashion, in accordance with sound financial and investment principles, and in compliance with all applicable laws and regulations. In the event Manager engages third parties to perform one or more services under the supervision of Manager in accordance with Section 4.2, Manager shall cause such third parties to deliver each such service in accordance with the standards set forth herein.

4.2	Assignment. Except to the extent expressly provided herein, neither party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this Agreement, except with the prior written approval of the other party. Any such prohibited action will be null and void.

4.3	Force Majeure:

(a)	“Force Majeure” means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by Manager of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following will constitute events or conditions of Force Majeure: acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

(b)

Upon being affected by an event of Force Majeure and after notice to the Company, Manager will be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice must include a description of the nature of the event of Force Majeure, its cause and possible consequences. Manager will promptly notify the Company of the termination of such event.

(c)	The Company is relieved of its obligation to pay the Monthly Fee, and/or any pro rata portion thereof, during the period of the event of Force Majeure. The Company is entitled, during the period of the event of Force Majeure, to contract or provide for the performance of the Services and obligations ordinarily performed by Manager hereunder. Upon notice of termination of the event of Force Majeure and reasonable assurances from Manager that it can satisfy the performance standards imposed pursuant to this Agreement, the Company shall consent to Manager resuming performance of the Services and obligations hereunder.

(d)	Any dispute between the parties regarding an asserted event of Force Majeure is subject to the dispute resolution procedures set forth in section 6.1. Such dispute resolution procedures shall be the sole remedy of either party hereunder.

ARTICLE V

TERM; TERMINATION

5.1	Term. This Agreement shall be effective for two years following the date hereof and, unless otherwise terminated as provided herein, shall automatically renew for a one-year period on each anniversary date thereafter unless written notice of non-renewal is given by either party to the other at least sixty (60) days prior to such anniversary date.

5.2	Termination.

(a)	This Agreement shall be terminated upon the first to occur of the following events:

(i)	Upon the mutual agreement of the Company and Manager;

(ii)	Upon thirty (30) days written notice from the Company to the Manager;

(iii)	Upon failure of the parties to reach agreement concerning the Monthly Fee, as set forth in section 3.1;

(iv)	Upon thirty (30) days written notice of non-payment from the Manager to the Company, unless the Company pays all overdue amounts, together with interest, within twenty-one (21) days of such notice; or

(v)	Upon a finding by a mediator or arbitrator presiding in dispute resolution proceedings initiated pursuant to section 6.1 that a party hereto has breached any material term, condition or covenant of this Agreement, together with due notice of intent to terminate from the non-breaching party to the breaching party, subject to the following cure period. Written notice of intent to terminate shall be sent to the breaching party and the breaching party shall have fifteen (15) days following receipt of such notice to remedy the default. If the breach is not cured to the satisfaction of the non-breaching party within such fifteen (15) day period, the non-breaching party may terminate this Agreement immediately by giving further notice to such effect to the breaching party.

(b)	If this Agreement terminates for any reason, with or without cause, such termination shall not affect, negate or obviate any obligation of either party to the other arising prior to the date of such termination and any termination of this Agreement shall be without prejudice to any right, remedy or recourse to which the terminating party may be entitled under this Agreement or otherwise at law or in equity.

(c)	Upon receipt of notice of termination, the Manager shall promptly, but any event prior to termination, provide to the Company all data, records, files and other information, in whatever format maintained, concerning cash management and administration functions performed for the Company by the Manager. The Manager shall provide such information and support and respond to all inquiries of the Company, necessary to allow the Company to interpret and use all such data, records, files and information transmitted to the Company, so that the Company may provide for the performance of the services performed by the Manager pursuant to this Agreement.

ARTICLE VI

DISPUTE RESOLUTION; LIABILITY

6.1	Dispute Resolution. The parties agree that they will strive to resolve amicably any dispute arising under this Agreement. In the event the parties are unable to resolve a dispute, either party may initiate dispute resolution proceedings. All disputes between the parties hereto shall be submitted to mediation or to arbitration, at the election of the party initiating the dispute resolution proceedings. The place of any dispute resolution shall be in Torrance, CA. Any arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the mediator or arbitrator shall be final and binding upon the parties, and the expense of the proceedings shall be shared equally between the parties unless the mediator or arbitrator determines otherwise. Judgment upon any award rendered by an arbitrator may be entered in the Superior Court for Los Angeles County, CA.

6.2	Limitation of Liability. Manager will not be liable to Company for special, indirect, consequential or punitive damages caused by, attributable to or arising in connection with the performance, nonperformance or delayed performance of the services contemplated by this Agreement, or any act or omission of Manager or any person or entity acting on behalf of Manager, whether negligent or otherwise, including, without limitation, damages relating to loss of profit or business interruption, however such damages may be caused, except for such damages attributable to Manager’s, or such other person's or entity's fraud, bad faith or willful misconduct. Manager will not be liable for any failure to perform or any delay in the performance of its obligations hereunder due to Force Majeure (as defined in section 4.3 above) or any cause beyond the reasonable control of the Manager.

6.3	Indemnification. Notwithstanding anything in subsection 6.2, the Manager agrees to indemnify the Company for all sums the Company become liable to pay any third party as a result of any breach of this Agreement by Manager, or any negligent, grossly negligent, reckless, willful or intentional conduct of the Manager.

ARTICLE VII

REQUESTS FOR INFORMATION

7.1	Requests for Information. Manager shall provide to the Company any requested documents, records, data or information within thirty (30) business days after the receipt of a written request therefor from the Company or its authorized representatives. In addition, upon reasonable notice from the Company, Manager shall provide authorized representatives of the Company access to the books and records maintained by Manager that pertain to the Company.

ARTICLE VIII

CONFIDENTIALITY

8.1	Confidentiality. Manager shall hold, and shall cause its employees, accountants, attorneys and other authorized representatives to hold, in confidence and shall otherwise not disclose to anyone other than the Company and its accountants, attorneys and other authorized representatives, together with such other individuals or organizations as may from time to time be authorized in writing by the Company or as may otherwise be required by law, all documents, records, data and information of the Company maintained by Manager pursuant to the terms of this Agreement or otherwise revealed to Manager in connection with its performance of this Agreement. Manager shall promptly notify the Company of any subpoena or other request or demand made to the Manager seeking documents, records, data or information concerning the Company or the Services provided hereunder, and shall resist production of any such materials consistent with its obligations pursuant to this section.

ARTICLE IX

NOTICES

9.1	Form. Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunication device marked “Urgent,” and addressed as follows:

In the case of Manager, to it at:

AF Services, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Simon Abuyounes

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In the case of the Company, to it at:

eCOST.com, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Gary Guy

9.2	Delivery, Receipt, and Change of Address. Any notice, consent, authorization, direction or other communication as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier or similar telecommunications device, on the business day of such transmission or, if the transmission occurs after 5:00 p.m. (at the place of receipt) on the next business day (proof of transmission required) or, if delivered, to have been delivered and received on the date of such delivery; provided, however, that if such date is not a business day, then it shall be deemed to have been delivered and received on the business day next following such delivery. The failure of any party to mark “Urgent” on a delivery shall not negate the notice provided hereunder. Any party hereto may change its address for service by written notice given as aforesaid.

ARTICLE X

MISCELLANEOUS

10.1

Further Assurances. Manager and the Company agree, upon the reasonable request of the other, to execute, acknowledge and deliver any and all such further instruments, and to do and perform any and all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

10.2	Waivers or Modifications. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act(s) other than those specifically referred to therein. A waiver of any breach by any party hereunder shall not constitute a waiver of any subsequent breach(es) by such party hereunder.

10.3	Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the California, without regard to its choice of law principles. The parties further agree that proper venue for any action filed to enforce an arbitration decision resulting from the dispute resolution procedures set forth in section 6.1 shall be in Los Angeles County, California.

10.4	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.5

Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of or by and between the parties hereto in respect of such subject matter and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

10.6	Binding Agreement. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors, any rights, remedies or liabilities under this Agreement.

10.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

10.8	No Impairment of Rights. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Name:	Simon Abuyounes
Title:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Name:	Gary Guy
Title:	President

Schedule 1

The Company shall timely provide to the Manager, not later than fifteen (15) days prior to commencement of the subsequent Fee Period, all relevant information concerning the Company’s projected business and activities for the subsequent Fee Period, including, but not limited to:

•	The number of Company cash accounts to be administered by Manager

•	The Company’s projected cash flows

•	Estimated personnel requirements

Monthly fees for cash management and accounts payable services for the Company for the six-month period January 1, 2003 to June 30, 2003 will be $2,800.00.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Name:	Simon Abuyounes
Title:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Name:	Gary Guy
Title:	President

Schedule 1

The Company shall timely provide to the Manager, not later than fifteen (15) days prior to commencement of the subsequent Fee Period, all relevant information concerning the Company’s projected business and activities for the subsequent Fee Period, including, but not limited to:

•	The number of Company cash accounts to be administered by Manager
•	The Company’s projected cash flows
•	Estimated personnel requirements

Monthly fees for cash management and accounts payable services for the Company for the six-month period July 1, 2003 to December 31, 2003 will be $1,300.00.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Name:	Simon Abuyounes
Title:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Name:	Gary Guy
Title:	President

Schedule 1

The Company shall timely provide to the Manager, not later than fifteen (15) days prior to commencement of the subsequent Fee Period, all relevant information concerning the Company’s projected business and activities for the subsequent Fee Period, including, but not limited to:

•	The number of Company cash accounts to be administered by Manager
•	The Company’s projected cash flows
•	Estimated personnel requirements

Monthly fees for cash management and accounts payable services for the Company for the six-month period January 1, 2004 to June 30, 2004 will be $1,300.00.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Name:	Simon Abuyounes
Title:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Name:	Gary Guy
Title:	President